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                                                                    EXHIBIT 23.1



             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS


The Board of Directors
CKS Group, Inc.:

We consent to incorporation herein by reference in the registration statement dated June 5, 1998, on Form S-8, of our report dated December 15, 1997, relating to the consolidated balance sheets of CKS Group, Inc. and subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1997, and the related schedule, which reports appear in the November 30, 1997, and the related schedule, which reports appear in the November 30, 1997 annual report on Form 10-K of CKS Group, Inc.



Mountain View, California               /s/ KPMG PEAT MARWICK LLP
June 2, 1998